Exhibit 99.1

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                                                                     NEWS
AMERICAN ITALIAN PASTA COMPANY                                       RELEASE

Contact:
Warren Schmidgall
Executive Vice President and
Chief Financial Officer
816-584-5636
or
Marilyn Windsor or Phil Kranz
The Financial Relations Board
312-266-7800

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FOR IMMEDIATE RELEASE

                         AMERICAN ITALIAN PASTA COMPANY
                              PROVIDES GUIDANCE ON
                           2001 EARNINGS AND CASH FLOW

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        KANSAS CITY, MO, January 24, 2001, American Italian Pasta Company (NYSE:
PLB) today published guidance on forecasted 2001 earnings and cash flow. The Company released first quarter earnings in a separate release today.

        Looking at the full year, which ends September 28, 2001, the Company stated that it believes the current full year consensus estimate for fully-diluted earnings per share of $1.73, excluding a one-time charge for acquisition related expenses in the first quarter, is in line with the Company's expectations. EPS developments by quarter are expected to be in line with the prior year quarterly development (i.e., as a percentage of the full year).

        The Company also described some anticipated changes to historical income statement patterns resulting from the Mueller's brand acquisition on November 13, 2000. As a branded product, Mueller's selling prices are significantly higher than selling prices in the Company's other business units. This is expected to result in higher revenues, gross profits, and gross margin percentages. Significant increases are expected in selling and marketing costs, typical with branded products. The Mueller's brand is expected to be non-dilutive in 2001 (excluding the one-time acquisition costs), and expected to be significantly accretive to future earnings due to the benefit of increased variances and operating synergies.

        The Company also provided the following guidance for the last nine months of fiscal year 2001.


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        Volume growth for the remaining nine months of the year is expected to be in the range of 20% to 25%. Growth is expected to be less than 10% for the second quarter because of lower contract volumes, a decline in Mueller's volumes as the Company continues to transition and integrate the brand, and a difficult comparison in the ingredient business with the prior year quarter. The last two quarters are expected to benefit from International sales of Italian products.

        Revenues are expected to increase between 25% and 30% over the year ago nine-month period. In addition to volume growth, average prices are expected to be higher due to the Mueller's acquisition and higher selling prices. The higher selling prices are expected to reflect the pass-through of higher durum wheat costs, higher natural gas, and higher transportation costs. The timing and amount of these significant increases is a critical element of the Company's 2001 financial plan. Revenues for the second quarter are expected to increase by 15% to 20% over the comparable prior year quarter.

        Gross margins are expected to be in excess of 30% for the next three quarters compared with fiscal 2000 gross margins of 28.1%. Gross margin percentages are expected to expand due to the Mueller's acquisition, partially offset by the negative impact of higher durum costs.

        Selling and marketing expenses are expected to increase from historical levels because of higher promotional expenses associated with the Mueller's business. AIPC expects selling and marketing expenses to be in the range of 10% to 13% of net revenues, influenced by the Mueller's revitalization program and changes in sales mix.

        General and administrative expenses as a percentage of net revenues, before amortization of goodwill and other intangibles associated with the Mueller's acquisition, are expected to be similar to the prior year. In addition, amortization of goodwill and other intangibles associated with the acquisition is expected to be approximately $1.5 million for the last nine months of the year. This is based on a 20-25 year estimate of the lives of intangible assets acquired with the Mueller's acquisition. Total goodwill and other intangibles associated with the Mueller's acquisition, along with the related amortization, could be affected once the Company completes the valuation and useful life determination of intangible assets acquired.

        Operating profit as a percentage of net revenues is expected to be comparable to the 2001 first quarter, excluding the $1.8 million charge for acquisition costs.

        Interest expense for the last nine months is expected to be between $7.0 and $8.0 million with slightly decreasing amounts in each successive quarter. This increase over the prior year is due to higher debt resulting from last year's stock repurchase program, the Mueller's acquisition and the new manufacturing facility in Italy.

        Income tax rates are expected to be 34.5% for the entire fiscal year.


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        Capital expenditures for the nine months are expected to be between $10 and $20 million, and cash flow from operations for the nine months is expected to reach $25 to $30 million. Depreciation and amortization for the nine-month period, including expected amortization of goodwill and other intangibles from the Mueller's acquisition, is expected to be in the range of $14 to $15 million.

        AIPC will be conducting a conference call today at 4:45 pm ET that will be webcast at both www.aipc.com and www.StreetEvents.com. In order to participate via webcast, you will need RealPlayer software (available without charge at StreetEvents.com). There will also be a replay available from both sites through February 1st.

        AIPC is based in Kansas City, MO, with plants strategically located in Excelsior Springs, MO, Columbia, SC, and Kenosha, WI and its first international facility near Milan, Italy. Founded in 1988, the Company is the largest and the fastest-growing producers and marketers of dry pasta in North America. AIPC has rapidly established a significant market presence in North America by developing strategic customer relationships with food industry leaders that have substantial pasta requirements. The Company's approximately 500 employees produce more than 80 dry pasta shapes in three vertically integrated U.S. milling, production and distribution facilities and one Italian production facility.

        The statements contained in this release are forward looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, included but not limited to our dependence on a limited number of customers for a substantial portion of our revenue, our ability to manage rapid growth, our ability to obtain necessary raw materials and minimize fluctuations in raw material prices, the impact of the highly competitive environment in which we operate, reliance exclusively on a single product category, our limited experience in the branded retail pasta business, our ability to attract and retain key personnel, our ability to cost-effectively transport our products and the significant risks inherent in our recent international expansion. For additional discussion of the principal factors that could cause actual results to be materially different, refer to our Current Report on Form 10-K dated December 16, 2000, filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403), any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events.